Exhibit 4.1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

Amendment No. 3, dated as of February 11, 2015 (this “Amendment”), to the Rights Agreement, dated as of December 21, 2006, as amended (the “Rights Agreement”), by and between USG Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (successor rights agent to Computershare Investor Services, LLC, hereinafter, the “Rights Agent”).

RECITALS

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time at which the Rights cease to be redeemable, and subject to the penultimate sentence of Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion, and the Rights Agent will if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect in accordance with the provisions of such Section; and

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment, and by its execution and delivery hereof, directs the Rights Agent to execute this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and in this Amendment, the parties hereto hereby amend the Rights Agreement as follows:

1. Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) “Acquiring Person” means any Person (other than the Company, any Related Person, any Restricted Person or any Exempt Person) who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of the Trigger Amount, or more, of the then-outstanding Common Shares; provided, however, that (i) any Person who or which would otherwise be an Acquiring Person as of or prior to 4:00 p.m., New York City time, on February 11, 2015 (the “Effective Time”) will not be deemed to be an Acquiring Person for any purpose of this Agreement prior to or after the Effective Time unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional Common Shares, other than (1) pursuant to any agreement or regular-way purchase order for Common Shares that is in effect on or prior to the Effective Time and consummated in accordance with its terms after the Effective Time or (2) as a result of a stock dividend, rights dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (B) any other Person who is the Beneficial Owner of Common Shares becomes an Affiliate or Associate of such Person, provided that the foregoing exclusion in this clause (i) shall cease to apply with respect to any Person at such time as such Person, together with all Affiliates and Associates of such Person, Beneficially Owns less than the Trigger Amount of the then-outstanding Common Shares, (ii) a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (B) any other Person who is the Beneficial Owner of Common Shares thereafter becomes an Affiliate or Associate of such Person and, in either such case, such Person, together with all Affiliates and Associates of such Person, shall thereafter be the Beneficial Owner of the Trigger Amount, or more, of the then-outstanding Common Shares, and (iii) a Person will not be deemed to have become an Acquiring Person solely as a result of an Exempt Transaction unless and until such time as (A) such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional Common Shares, other than as a result of a stock dividend, rights dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (B) any other Person who is the Beneficial Owner of Common Shares thereafter becomes an Affiliate or Associate of such Person and, in either such case, such Person, together with all Affiliates and Associates of such Person, shall thereafter be the Beneficial Owner of the Trigger Amount, or more, of the then-outstanding Common Shares. Notwithstanding the foregoing, if (1) the Board of Directors of the Company determines that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a) has become such inadvertently and (2) such Person divests as promptly as practicable or agrees in writing to divest a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this Section 1(a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement, provided, however, that during the Special Period, the actions contemplated by this clause (2) need be taken only if and to the extent the Board of Directors of the Company may determine in its sole discretion.”

2. Section 1(c) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(c) A Person will be deemed the “Beneficial Owner” of, and to “Beneficially Own”:

(i) during the Special Period, any securities (A) which such Person directly owns, (B) which such Person would be deemed to indirectly or constructively own for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder or (C) which any other Person Beneficially Owns, but only if such Person and such other Person are part of the same group of Persons that, with respect to such security, are treated as one “entity” as defined under Treasury Regulation 1.382-3(a)(1); and

(ii) after the end of the Special Period, (A) the beneficial ownership of which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, warrants, options or other rights (in each case, other than upon exercise or exchange of the Rights); provided, however, that a Person will not be deemed the Beneficial Owner of, or to Beneficially Own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has or shares the right to vote or dispose of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); or (C) of which any other Person is the Beneficial Owner, if such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) with such other Person (or any of such other Person’s Affiliates or Associates) with respect to acquiring, holding, voting or disposing of any securities of the Company;

provided further, however, that for purposes of this Section 1(c), a Person will not be deemed the Beneficial Owner of, or to Beneficially Own, any security (x) if such Person has the right to vote such security pursuant to an agreement, arrangement or understanding (whether or not in writing) which (aa) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (bb) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report), or (y) if such beneficial ownership arises solely as a result of such Person’s status as a “clearing agency,” as defined in Section 3(a)(23) of the Exchange Act; provided further, however, that nothing in this Section 1(c) will cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to Beneficially Own, any securities acquired through such Person’s participation in good faith in an underwriting syndicate until the expiration of 40 calendar days after the date of such acquisition, or such later date as the Board of Directors of the Company may determine in any specific case.”

3. Section 1(dd) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(dd) “Exempt Person” means (i) any Person who is an “investment advisor” to one or more mutual funds or a trustee of one or more trusts qualified under Section 401(a) of the Code sponsored by unrelated corporations if, immediately after any increase in Beneficial Ownership of Common Stock by such Person, (A) no single mutual fund or qualified trust advised by such investment advisor or such trustee, respectively, actually owns or Beneficially Owns 4.9% or more of the then-outstanding Common Shares and (B) such investment advisor or trustee Beneficially Owns (other than with respect to such mutual funds or such trusts, as applicable) less than 4.9% of the then-outstanding Common Shares; or (ii) any Person whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.9% or more of the then-outstanding Common Shares will not, as determined by the Company’s Board of Directors in its sole discretion pursuant to a duly adopted resolution, jeopardize or endanger the availability to the Company of any income tax benefit, provided, however, that if such a Person is an Exempt Person solely by reason of clause (ii) of this Section 1(dd), then such Person will cease to be an Exempt Person if the Board makes a contrary determination with respect to the effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) regardless of the reason therefor.”

4. Section 1(ee) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(ee) “Special Period” means the period beginning as of 4:00 p.m., New York City time, on March 22, 2013 and ending at the earliest of (i) the Close of Business on March 22, 2016, (ii) the Close of Business on the date of a determination by the Board of Directors of the Company that this Agreement is no longer necessary for the preservation of Tax Benefits because of the repeal of Section 382 or any successor statute, (iii) the Close of Business on the first day of a taxable year of the Company to which the Board of Directors of the Company determines that no Tax Benefits may be carried forward, and (iv) the Close of Business on such date as the Board of Directors of the Company determines that this Agreement is no longer necessary for the preservation of Tax Benefits.”

5. Section 33 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“33. “Determinations and Actions by the Board. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, will be made pursuant to and in accordance with, as the Board of Directors of the Company deems to be applicable, the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act or the provisions of Section 382 of the Code and the Treasury Regulations promulgated thereunder, or in each case any successor provision or replacement provision. The Board of Directors of the Company will have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may

be necessary or advisable in the administration of this Agreement, including without limitation the right and power to (i) interpret the provisions of this Agreement (including without limitation Section 27, this Section 33 and other provisions hereof relating to its powers or authority hereunder) and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including without limitation any determination contemplated by Section 1(a) or any determination as to whether particular Rights shall have become void). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, any omission with respect to any of the foregoing) which are done or made by the Board of Directors of the Company in good faith will (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and (y) not subject the Board of Directors of the Company to any liability to any Person, including without limitation the Rights Agent and the holders of the Rights.”

6. Exhibit B to the Rights Agreement is hereby deemed amended and restated in a manner consistent with this Amendment.

7. Capitalized terms used without other definition in this Amendment will be used as defined in the Rights Agreement.

8. This Amendment will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

9. The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.

10. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

11. This Amendment will be effective as of the Effective Time and all references to the Rights Agreement will, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

12. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

13. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

[Signatures on following page.]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the Effective Time.

USG CORPORATION

By:	/s/ Stanley L. Ferguson
	Name:	Stanley L. Ferguson
	Title:	Executive Vice President, General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ David Adamson
	Name:	David Adamson
	Title:	Vice President

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